    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 9, 2000

                                                      REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-2

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               WFS FINANCIAL INC
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            CALIFORNIA                             6141                             33-0291646
 (STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)            IDENTIFICATION NUMBER)

                                23 PASTEUR ROAD
                         IRVINE, CALIFORNIA 92618-3816
                                 (949) 727-1002
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                  JOY SCHAEFER
                            CHIEF EXECUTIVE OFFICER
                               WFS FINANCIAL INC
                                23 PASTEUR ROAD
                         IRVINE, CALIFORNIA 92618-3816
                                 (949) 727-1002
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                ANDREW E. KATZ, ESQ.                                 PETER F. ZIEGLER, ESQ.
          MITCHELL, SILBERBERG & KNUPP LLP                        GIBSON, DUNN & CRUTCHER LLP
            11377 WEST OLYMPIC BOULEVARD                              333 S. GRAND AVENUE
         LOS ANGELES, CALIFORNIA 90064-1683                    LOS ANGELES, CALIFORNIA 90071-3197
                   (310) 312-2000                                        (213) 229-7000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this form, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-91277

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

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
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                                                                           PROPOSED            PROPOSED
                                                                            MAXIMUM             MAXIMUM
TITLE OF SECURITIES                              AMOUNT TO BE           OFFERING PRICE         AGGREGATE           AMOUNT OF
TO BE REGISTERED                                  REGISTERED               PER SHARE        OFFERING PRICE     REGISTRATION FEE
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
Common Stock, no par value.............       402,500 Shares(1)             $17.188           $6,918,170          $1,826.39*
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(1) Includes 52,500 shares of common stock that the underwriters have the option to purchase from WFS to cover over-allotments, if any.

 * Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices per share reported on the Nasdaq National Market on February 8, 2000.

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

     This registration statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and includes the registration statement facing page, the signature page, an exhibit index, an exhibit 5 opinion, an accountant's consent and the other documents listed on the exhibit index. Pursuant to Rule 462(b), the contents of the registration statement on Form S-2 (File No. 333-91277) of WFS Financial Inc, including the exhibits thereto, are incorporated by reference into this registration statement.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on February 9, 2000.

                                          WFS FINANCIAL INC

                                          By:       /s/ JOY SCHAEFER
                                            ------------------------------------
                                              Joy Schaefer
                                              Vice Chairman, Director,
                                              Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                   TITLE                       DATE
---------------------------------------------------  ------------------------------    ----------------

                         *                           Chairman of the Board             February 9, 2000
---------------------------------------------------
                  Ernest S. Rady

                 /s/ JOY SCHAEFER                    Vice Chairman, Director, and      February 9, 2000
---------------------------------------------------    Chief Executive Officer
                   Joy Schaefer

                         *                           Director                          February 9, 2000
---------------------------------------------------
                  James R. Dowlan

                         *                           Director                          February 9, 2000
---------------------------------------------------
                  Howard C. Reese

                         *                           Director                          February 9, 2000
---------------------------------------------------
                 Stanley E. Foster

                                                     Director
---------------------------------------------------
                  Bernard E. Fipp

                         *                           Director                          February 9, 2000
---------------------------------------------------
                  Duane A. Nelles

                         *                           Senior Executive Vice             February 9, 2000
---------------------------------------------------    President (Principal
                  Lee A. Whatcott                      Financial and Accounting
                                                       Officer) and Chief Financial
                                                       Officer

*By:      /s/ JOY SCHAEFER
     ------------------------------
              Joy Schaefer
           (Attorney-in-fact)

                                 EXHIBIT INDEX

                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
  NO.                        DESCRIPTION OF EXHIBIT                         PAGE
-------   ------------------------------------------------------------  ------------
 5        Opinion of Mitchell, Silberberg & Knupp LLP with respect to legality
23.1      Consent of Ernst & Young LLP
23.2      Consent of Mitchell, Silberberg & Knupp LLP (included in
          Exhibit 5, above)
24        Power of Attorney (filed as Exhibit 24 to the Registration
          Statement on Form S-2 of WFS Financial Inc (File No.
          333-91277) and incorporated herein by reference.)